For Immediate Release                                           Exhibit 99.1
April 9, 2002

For More Information:

Roundy's, Inc.
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David C. Busch
Corporate Vice President, Administration
(262) 953-7999


                     "Roundy's Announces Sale of Company"

Pewaukee, WI. - Roundy's, Inc. today announced that it has entered into a definitive agreement with Willis Stein & Partners, a Chicago-based private equity investment firm, for the acquisition of Roundy's. The agreement is subject to regulatory and shareholder approval and is expected to be completed in May. The financial terms of the agreement were not disclosed. The company's headquarters is expected to remain in Pewaukee.

Gerald F. Lestina, President and CEO of Roundy's explained, "In the 130 year history of Roundy's, there have been many critical events that have led to the success of our company. This transaction is a reflection of the outstanding work that all of our managers and associates have done to contribute to that success. I am excited that with this transaction, Roundy's will continue its outstanding growth and excellent service to our customers. I am enthusiastic about the future of Roundy's for all of our associates as we move to yet another step in our storied history."

Avy Stein, Managing Partner of Willis Stein, said, "We are delighted to be investing in such a successful company that has positioned itself as a highly-respected Midwestern institution. Roundy's deep management team has built a loyal customer base and has led the company to an enviable position within the industry. We look forward to working with management to build upon that strength."

ABOUT WILLIS STEIN
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Willis Stein & Partners (www.willisstein.com) is a leading private equity investment firm specializing in investments in profitable, well-managed and growing businesses targeting the consumer products and services, media, telecommunications, business services, manufacturing and health care industries. The principals of Willis Stein have made investments in 40 companies and currently manage approximately $2.9 billion of equity capital.

ABOUT ROUNDY'S
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Roundy's, Inc. (www.roundys.com) is one of the nation's oldest and largest food wholesale and retail companies. Founded in 1872, Roundy's, Inc. today is a company approaching $4 billion in annual sales, supplying over 800 supermarkets in fourteen states from nine distribution centers. In addition, Roundy's, Inc. is the leading retail supermarket chain in Wisconsin operating as Pick 'n Save Stores and Copps Food Centers. Roundy's, Inc. employs over 13,000 associates throughout its entire network.

                              23000 Roundy Drive
                              Pewaukee, WI  53072